Exhibit 99.1

Telik Announces Reverse Split of Common Stock

Palo Alto, CA, - March, 30, 2012 – Telik, Inc. (NASDAQ: TELK) today announced a 1-for-30 reverse split of its common stock. Telik’s common stock will begin trading on a post-split basis on the NASDAQ Capital Market on April 2, 2012. The reverse split is expected to enable the Company to meet the $1.00 minimum bid price required for continued listing on the NASDAQ Capital Market.

At the effective time of the reverse split, every 30 shares of the Company’s pre-split common stock, including shares subject to outstanding stock options and shares available for grant under the Company’s stock options plans, will automatically be combined into one share of the Company’s post-split capital stock. The reverse split will affect all stockholders uniformly and will not affect any stockholder’s ownership percentage, except that stockholders will receive cash in lieu of any fractional shares based on today’s closing price on NASDAQ. The Company’s transfer agent will provide instructions to stockholders regarding the process for exchanging shares. Upon completion of the reverse split, there will be approximately 1,816,376 shares of Telik’s common stock outstanding. Additional information regarding the reverse split can be found in Telik’s definitive proxy statement filed with the Securities and Exchange Commission on March 5, 2012. The Company today filed a Certificate of Amendment to its Restated Certificate of Incorporation to effect the reverse split.

In addition, the Company expects to undertake a re-alignment of its spending priorities, focusing on the clinical development of its lead product candidate, Telintra®, and reducing annual operating expenses by approximately $2.5 million over the Company’s February guidance of $12 to $13 million for 2012.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer. The company’s most advanced drug candidate is Telintra, a modified glutathione analog intended for the treatment of hematologic disorders including myelodysplastic syndrome; followed by Telcyta®, a cancer activated drug for the treatment of a variety of cancers. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

Forward Looking Statements

This press release contains “forward looking” statements, including statements regarding the impact of the reverse stock split on the Company’s NASDAQ listing and general interest in our common stock, and statements regarding an expected re-alignment of priorities and reduction of expenses. These forward looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, that Telik would be unable to continue to fund its operations if it is unable to raise adequate funding; if the development of its drug candidates, including clinical trials of Telintra or Telcyta, is delayed or unsuccessful, if Telik does not enter into collaborative arrangements to advance its programs, the rate of product development will be delayed and expenditures may increase; if Telik is delisted from the Nasdaq Capital Market, its ability to raise additional financing and the liquidity of its common stock could be adversely affected. Detailed information regarding these and other factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the fiscal year ended December 31, 2011. Telik does not undertake any obligation to update forward looking statements contained in this press release.

Telik, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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CONTACT: Denise San Bartolome, Corporate Communications, Telik, Inc., +1-650 845 7712, denisesb@telik.com